EXHIBIT 99.1

INTL FCStone Inc. Announces Closure of SEC Investigation, No Enforcement Action

NEW YORK – March 14, 2012 – INTL FCStone Inc. (Nasdaq: INTL) ("the Company") announced today that it has been informed that the Staff of the Securities and Exchange Commission ("the SEC") has closed its investigation of the Company's subsidiary, FCStone Group, Inc. ("FCStone"), and is not taking enforcement action against FCStone or any of its current or former officers. As originally disclosed by the Company in its March 31, 2011 10-Q filing, the SEC had been investigating FCStone's public disclosures and accounting for losses it expected to incur arising from a single customer energy trading account in 2008-2009, prior to the Company's acquisition of FCStone on September 30, 2009.
INTL FCStone's Chief Executive Officer, Sean O’Connor, commented, “INTL FCStone cooperated fully with the SEC during the course of the SEC's investigation, and we are gratified that this matter has been concluded.”

About INTL FCStone Inc.
INTL FCStone Inc. provides execution and advisory services in commodities, currencies and international securities. INTL FCStone’s businesses, which include the commodities advisory and transaction execution firm FCStone Group, serve more than 20,000 commercial customers through a network of offices around the world. Further information on INTL FCStone is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact
INTL FCStone Inc.
Bill Dunaway
866-522-7188
bill.dunaway@intlfcstone.com